Exhibit 99.1

Emclaire Financial Corp. Announces Third Quarter and Year to Date 2007 Earnings


    EMLENTON, Pa.--(BUSINESS WIRE)--Oct. 19, 2007--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $754,000 or $0.59 per share for the three months ended September 30, 2007. Net income for the quarterly period increased $62,000 or 9.0%, as compared to net income of $692,000 or $0.55 per share for the quarter ended September 30, 2006. The Corporation's annualized return on average assets and equity were 1.00% and 12.35%, respectively, for the three months ended September 30, 2007, versus 0.94% and 11.59%, respectively, for the same period in the prior year.

    Net income for the nine-month period ended September 30, 2007 was $2.0 million or $1.59 per share. Net income for the year to date period increased $131,000 or 6.9%, as compared to net income of $1.9 million or $1.48 per share for the same period in the prior year. The Corporation's annualized return on average assets and equity were 0.90% and 11.20%, respectively, for the current year to date period, as compared to 0.89% and 10.64%, respectively, for the same period in the prior year.

    The increase in net income for the quarter and year to date periods ended September 30, 2007, compared to the same periods in 2006, was primarily due to an increase in net interest income, partially offset by a decrease in noninterest income. Also partially offsetting the increase in net income for the year to date period was an increase in noninterest expense. The increase in net interest income was primarily due to growth in the loan portfolio, particularly with respect to commercial loans. The decrease in noninterest income was primarily due to a decrease in gains on the sale of securities. The increase in noninterest expenses was primarily due to increased professional fees for compliance and operations consulting.

    During the nine-month period ended September 30, 2007, total assets increased $330,000 to $300.9 million at September 30, 2007, from $300.6 million at December 31, 2006. Cash equivalents decreased $10.3 million between year-end 2006 and September 30, 2007 resulting primarily from an increase in loans receivable of $12.9 million and a decrease in customer deposits of $8.3 million. In addition, borrowed funds increased $7.6 million during such time to offset the decrease in customer deposits and fund operations. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity of $24.8 million or 8.2% of total assets. At September 30, 2007, book value per share amounted to $19.53.

    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating eleven full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                               Three month period   Nine month period
                               ended September 30, ended September 30,
                                  2007      2006      2007      2006
                               ----------- ------- ---------- --------

 Interest income                   $4,535  $4,240    $13,263  $11,915
 Interest expense                   1,939   1,854      5,860    4,951
                               ----------- ------- ---------- --------
  Net interest income               2,596   2,386      7,403    6,964
 Provision for loan losses             45      90        120      168
 Noninterest income                   696     793      2,198    2,291
 Noninterest expense                2,255   2,265      6,901    6,733
                               ----------- ------- ---------- --------
  Net income before provision
   for income taxes                   992     824      2,580    2,354
 Provision for income taxes           238     132        569      474
                               ----------- ------- ---------- --------
 Net income                          $754    $692     $2,011   $1,880
                               =========== ======= ========== ========

 Net income per share               $0.59   $0.55      $1.59    $1.48
 Dividends per share                $0.29   $0.27      $0.87    $0.81

 Return on average assets (1)        1.00%   0.94%      0.90%    0.89%
 Return on average equity (1)       12.35%  11.59%     11.20%   10.64%
 Yield on average interest-
  earning assets                     6.64%   6.36%      6.53%    6.28%
 Cost of average interest-
  bearing liabilities                3.43%   3.32%      3.44%    3.13%
 Net interest margin                 3.87%   3.65%      3.71%    3.74%

 (1) Returns are annualized for the three and nine month periods ended September 30, 2007 and 2006.


CONSOLIDATED FINANCIAL CONDITION DATA:

                                                As of         As of
                                              9/30/2007    12/31/2006
                                              ----------   -----------

 Total assets                                  $300,890      $300,560
 Cash and equivalents                             6,407        16,717
 Securities                                      48,835        51,774
 Loans                                          226,199       213,344
 Deposits                                       236,148       244,492
 Borrowed funds                                  37,600        30,000
 Stockholders' equity                            24,760        23,917

 Book value per share                            $19.53        $18.86

 Net loans to deposits                            95.79%        87.26%
 Allowance for loan losses to total loans          0.93%         0.94%
 Earning assets to total assets                   92.31%        92.89%
 Stockholders' equity to total assets              8.23%         7.96%
 Shares of common stock outstanding           1,267,835     1,267,835

    CONTACT: Emclaire Financial Corp.
             David L. Cox, 724-867-2311
             Chairman of the Board, President and
             Chief Executive Officer
             or
             William C. Marsh, 724-867-2311
             Chief Financial Officer and Treasurer